Exhibit 10.4
Portions of this exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.
PARENT COMPANY AGREEMENT
     This Parent Company Agreement (this “Agreement”), dated as of May 10, 2010, by and among NRG Energy, Inc., a Delaware corporation (“NRG”), Nuclear Innovation North America LLC (f/k/a NRG Nuclear Development Company LLC), a Delaware limited liability company (“NINA”), The Tokyo Electric Power Company, Incorporated, a Japanese corporation (“TEPCO”), and TEPCO Nuclear Energy America LLC, a Delaware limited liability company (“Investor”) (NRG, NINA, TEPCO and Investor, collectively, the “Parties”).
WITNESSETH
     WHEREAS, NRG and Toshiba collectively indirectly own all of the limited liability company interests of NINA;
     WHEREAS, NINA directly owns one hundred percent (100%) of the limited liability company interests of NINA Investments Holdings LLC, a Delaware limited liability company (“NINA Holdings”);
     WHEREAS, NINA Holdings directly owns one hundred percent (100%) of the limited liability company interests of Nuclear Innovation North America Investments LLC, a Delaware limited liability company (“NINA Investments”);
     WHEREAS, NINA Investments directly owns one hundred percent (100%) of the limited liability company interests of NINA Texas 3 LLC, a Delaware limited liability company (“NINA Texas 3”) and of NINA Texas 4 LLC, a Delaware limited liability company (“NINA Texas 4”, and together with NINA Texas 3, the “Project Companies”);
     WHEREAS, NINA Texas 3 has, or has the right to obtain, an undivided ninety-two and three-eighths percent (92.375%) interest as a tenant-in-common in the South Texas Unit 3, and NINA Texas 4 has, or has the right to obtain, an undivided ninety-two and three-eighths percent (92.375%) interest as a tenant-in-common in the South Texas Unit 4;
     WHEREAS, Investor, NINA and NINA Holdings have entered into that certain Investment and Option Agreement, dated as of the date hereof (the “Investment Agreement”) simultaneously with the execution and delivery of this Agreement;
     WHEREAS, the Investment Agreement contemplates that, upon the Initial Closing, Investor will become a member of NINA Holdings, and Investor and NINA will enter into an Amended and Restated Operating Agreement of NINA Holdings, the form of which is attached to the Investment Agreement as Exhibit C thereto (the “Operating Agreement”, and together with the Investment Agreement, the “Transaction Agreements”);
     WHEREAS, the Parties will benefit from the transactions contemplated by the Transaction Agreements;
     WHEREAS, NRG desires to grant to Investor the option to put all, but not less than all, of its Membership Units to NRG in connection with any NRG Change of Control occurring after the Initial Closing Date;
     WHEREAS, NINA desires to grant to TEPCO, Investor, or TEPCO’s designated Wholly-Owned Affiliate (as defined in the Operating Agreement) (in each case, “TEPCO Acquiror”) the option to make an investment in any entity of NINA formed after the Initial Closing Date for the purpose of engaging in the business of the development, ownership and operation of advanced boiling water reactors nuclear power generation facilities in North America (collectively, “Future ABWR Projects”), in each case on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, NINA has agreed to consider permitting (i) TEPCO to exchange its interests in NINA Holdings for interests in NINA and/or (ii) TEPCO Acquiror to participate after the Initial Closing Date with NINA and its controlled Affiliates in investments in certain Class B Projects.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and to induce Investor, NINA, and NINA Holdings to enter into the Transaction Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
RULES OF CONSTRUCTION; DEFINITIONS
          1.1 Certain Matters of Construction. The rules of construction set forth in Section 1.1 of the Investment Agreement shall apply to this Agreement as if fully set forth herein.
          1.2 Certain Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the Investment Agreement.
          1.3 Certain Definitions. As used herein, the following additional terms shall have the following meanings:
     “Class B Projects” means certain energy-related projects directly or indirectly owned, whether on or after the date hereof, by NINA that constitute part of the Class B Business (as defined in the NINA Operating Agreement), other than any Future ABWR Projects.
     “Commercial Operation Date” means the date on which the later of the Units to achieve “Substantial Completion” under and as defined in the EPC Contract achieves Substantial Completion in accordance with the terms thereof.
     “Control” means the possession, directly or indirectly, through one or more intermediaries, of either of the following with respect to another Person: (a) the right to more than fifty percent (50%) of the distributions from such Person (including liquidating distributions) or more than fifty percent (50%) of the economic or beneficial interest in such Person and (b) the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the relevant Person, which controlling influence shall only be deemed to exist in respect of the relevant Person, if and when another Person owns more than fifty percent (50%) of the voting stock of such relevant Person, and “Controls”, “Controlling” and “Controlled” have the correlative meanings.
     “Dispose” and “Disposition” shall have the meaning set forth in the Operating Agreement.
     “Financial Closing” means the occurrence of (i) the “Closing” for the construction loan financing under the senior loan documentation contemplated by the DOE loan guarantee commitment, (ii) the commitment of all funds with respect thereto under such documentation, and (iii) the initial drawing thereunder.
     “Membership Units” means the membership units of NINA Holdings.
     “NINA Operating Agreement” means that certain Third Amended and Restated Operating Agreement of NINA, dated as of May 8, 2009.
     “NRG Change of Control” shall mean any transaction or event or series of related transactions or events (including any tender offer, stock sale, merger, combination, reorganization, consolidation or other transaction) the result of which is a Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended to date) that does not Control NRG as of the date hereof Controlling NRG.
ARTICLE II
COVENANTS RELATING TO NINA
          2.1 NRG Covenant. NRG shall not, and shall not permit any of its Affiliates to, take or permit any action, including consummating any Disposition under the Operating Agreement, that would result in NRG failing to own and control, directly or indirectly, at least thirty-five percent (35%) of the net beneficial ownership interests in each Unit (the “NRG Hold Requirement”) until the earlier of: (a) the fifth (5th) anniversary of the Commercial Operation Date and (b) the date that Investor ceases to directly or indirectly hold at least ten percent (10%) of the ownership interests of NINA Holdings; provided, that if Investor and NINA agree to, directly or indirectly, Dispose of any interests in the Project (whether by a sale of their interests in NINA Holdings or otherwise) for the purpose of funding an investment in Future ABWR Projects, TEPCO shall be deemed to have automatically waived the NRG Hold Requirement. Any attempted Disposition by NRG or its Affiliates of any interests in the Project in violation of this Section 2.1 shall be, and is hereby declared, null and void ab initio.
          2.2 Investor Hold Requirement. Other than in connection with a Disposition under ARTICLE III of this Agreement, Investor shall not Dispose of all or any portion of its Membership Units to any Person prior to the Commercial Operation Date without the approval of the board of managers of NINA Holdings (acting by the affirmative vote or written consent of one or more managers of NINA Holdings, other than the manager appointed by Investor, having a majority of the aggregate Voting Percentages (as defined in the Operating Agreement) in accordance with Section 5.1(c) of the Operating Agreement). Any attempted Disposition by Investor or its Affiliates in violation of this Section 2.2 shall be, and is hereby declared, null and void ab initio.
          2.3 Investment Preference. The Parties acknowledge and agree that issuances of new equity interests of NINA Holdings shall be preferred to sales of existing equity interests of NINA Holdings by NINA and Investor; provided, however, that nothing in this Section 2.3 shall limit or otherwise restrict the ability of NINA or Investor to Dispose of equity interests of NINA Holdings in accordance with the Operating Agreement.
          2.4 Creditworthiness Standards. Notwithstanding anything to the contrary in the Operating Agreement, none of the Parties hereto shall, nor shall any Party cause its Affiliates to, Dispose of all or a portion of its Membership Units to any Person without the prior written approval of the other Parties unless such Person’s or such Person’s Parent’s (as defined in the Operating Agreement) long-term unsecured debt is rated by Standard & Poor’s Corporation as ** (or an equivalent rating by another recognized rating agency); provided, however, that if such Person’s or such Person’s Parent’s long-term unsecured debt is not rated by Standard & Poor’s Corporation (or another recognized rating agency), then such Person’s or such Person’s Parent’s net worth (based on its most recent audited financial statements) is at least **.
          2.5 No Amendment to Operating Agreement. Neither NINA nor any manager appointed by NINA to the board of managers of NINA Holdings shall propose any amendment to the Operating Agreement that would be subject to approval under Section 5.1(d)(i)(B) thereof prior to the admission of a new member of NINA Holdings pursuant to Section 3.3 or Section 6.3 of the Operating Agreement or in connection with the issuance or sale of New Securities (as defined in the Operating Agreement) in an IPO (as defined in the Operating Agreement).
          2.6 Project Contracts. NINA shall exercise any and all of its rights and remedies, and perform all obligations, under any Contract, Governmental Approval and application for a Governmental Approval set forth on Schedule 2.6 hereof solely at the direction of NINA Holdings. In the event that NINA receives any benefit under any such Contract, Governmental Approval or application for a Governmental Approval, then NINA shall transfer or assign, or cause to be transferred or assigned, the benefit so received to the NINA Subsidiaries as directed by NINA Holdings (which, for the avoidance of doubt, shall not constitute a Capital Contribution (as defined in the Operating Agreement) to NINA Holdings or a capital contribution to any NINA Subsidiary). NINA shall not assign any Contract, Governmental Approval or application for a Governmental Approval set forth on Schedule 2.6 hereof to any Person other than a NINA Subsidiary.
          2.7 Exercise of Cure Rights In Connection with a Failure to Contribute Capital Contributions. Notwithstanding Section 2.1, Section 2.2, or Section 2.4, a Member may Dispose of all of the Membership Units issued to it in exchange for its Capital Contributions (as defined in the Operating Agreement) pursuant to Section 6.3(a)(i) of the Operating Agreement to the Nonfunding Member (as defined in the Operating Agreement) that cures its failure to make such Capital Contributions in accordance with Section 6.3(a)(i) of the Operating Agreement.
ARTICLE III
NRG CHANGE OF CONTROL
          3.1 NRG Change of Control.

**	This portion has been redacted pursuant to a confidential treatment request.

          (a) Investor shall have the right (the “NRG Change of Control Put Right”), but not the obligation, during the ninety (90)-day period from and after the date on which an NRG Change of Control has occurred (the “NRG Change of Control Exercise Period”) to sell to NRG, and NRG shall be obligated to purchase from Investor, subject to the provisions of this ARTICLE III, all, but not less than all, of the Membership Units of Investor for a price equal to the greater of (x) the sum of (i) the TEPCO Contribution (as defined in the Operating Agreement) plus (ii) the total Capital Contributions (as defined in the Operating Agreement) made by Investor through the date of such purchase and (y) the Fair Market Value of the Membership Units as of the earlier to occur of such NRG Change of Control or NRG entering into a binding agreement to effect such NRG Change of Control (such amount, the “NRG Change of Control Put Price”). Investor may exercise the NRG Change of Control Put Right by delivery of written notice to NRG (such notice, the “NRG Change of Control Put Exercise Notice”) of its exercise of the NRG Change of Control Put Right. The NRG Change of Control Put Right shall terminate on, if not exercised prior to, the fifth (5th) anniversary of the Commercial Operation Date. Notwithstanding anything to the contrary in this ARTICLE III, the consummation of the Put Closing (as defined below) shall not occur prior to the consummation of the NRG Change of Control.
          (b) Promptly upon Investor’s delivery of a NRG Change of Control Put Exercise Notice, Investor shall comply with its obligations under Section 4.3 of the Operating Agreement. In the event the other members of NINA Holdings fail to exercise their Preferential Rights (as defined in the Operating Agreement) to purchase all of the Membership Units of Investor, then the closing of the purchase of the remaining Membership Units of Investor by NRG (the “Put Closing”) shall occur at the principal place of business of NINA Holdings on the later to occur of (x) the date of the consummation of the NRG Change of Control, (y) the seventy-fifth (75th) day after the date on which the NRG Change of Control Put Exercise Notice is given (or if regulatory approvals are required, such as the prior written consent of the NRC or the DOE, on or before the thirtieth (30th) day after the date on which all such approvals are obtained) and (z) the final determination of the Fair Market Value of the Membership Units of Investor in accordance with Section 3.1(d), unless Investor and NRG agree upon a different place or date (any such date, the “Put Closing Date”). At the Put Closing, (i) Investor shall execute and deliver to NINA Holdings (A) an assignment of all of Investor’s Membership Units, in form and substance reasonably acceptable to NRG, containing representations and warranties as to title to such Membership Units (including that such Membership Units are free and clear of all Encumbrances (as defined in the Operating Agreement) and no conflicts with law and (B) all unit certificates representing the Membership Units duly endorsed in blank, accompanied by either unit powers duly endorsed in blank or such other instruments of transfer as are reasonably requested by NRG to effect the Put Closing, and (ii) NRG shall deliver to Investor in immediately available funds an amount equal to the NRG Change of Control Put Price of such Membership Units.
          (c) Notwithstanding anything contained in this Section 3.1 to the contrary, NRG shall not be obligated to purchase the Membership Units of Investor which are the subject of a NRG Change of Control Put Exercise Notice or be obligated to pay the NRG Change of Control Put Price, if the purchase of such Membership Units and the payment of the NRG Change of Control Put Price at such time is prohibited by Law; provided, however, if such violation would not result from the purchase of any number of Membership Units which is less than the total number of Membership Units NRG is obligated to purchase pursuant to such NRG Change of Control Put Exercise Notice on the Put Closing Date, NRG shall purchase on the Put Closing Date the maximum number of Membership Units it may so purchase that would not result in such violation; and provided, further, that NRG shall use its reasonable efforts to cure such violation in a timely manner.
          (d) For the purpose of this ARTICLE III only, “Fair Market Value” means the **.
ARTICLE IV
OPTIONS AND FUTURE INVESTMENTS
          4.1 Options.
          (a) In the event that NINA or any of its controlled Affiliates makes an investment or determines to make an investment in a Future ABWR Project after the Initial Closing Date, upon the commencement of core borings to support soil studies, NINA shall provide TEPCO with written notice of such investment or determination (the “Future ABWR Notice”). TEPCO Acquiror shall have the right, but not the obligation, **, by written notice to NINA, to invest or participate in such Future ABWR Project at cost (such investment, a “Future ABWR Investment”), **.
          (b) NINA agrees to consider, at the written request of TEPCO, permitting Investor to exchange its interests in NINA Holdings for ** in NINA (the “Exchange”), with the number and class of Membership Units (as defined in the NINA Operating Agreement) in NINA to be acquired by Investor in the Exchange and other terms and conditions to be agreed by NINA and Investor at the time NINA permits the Exchange, if ever.
          (c) After the Initial Closing Date, NINA shall consider, at the written request of TEPCO, permitting TEPCO Acquiror to participate in any Class B Project ** (a “Class B Investment”), with the terms and conditions of any such Class B Investment (**) to be mutually agreed upon by NINA and TEPCO Acquiror at the time of such Class B Investment. Upon request from TEPCO, NINA shall provide a description of such Class B Business to TEPCO, and NINA and TEPCO Acquiror shall negotiate in good faith the terms of the Class B Investment (**); provided, that in no event shall (x) TEPCO Acquiror be obligated to participate in any Class B Investment or (y) NINA be obligated to accept TEPCO Acquiror’s participation in any Class B Investment.
          4.2 Consideration for Rights under this Agreement. Subject to the provisions of Section 7.8(b), the rights under this ARTICLE IV have been granted as an inducement to Investor to enter into the Investment Agreement and are fully paid as of the date of this Agreement. No additional consideration will be required to be paid by Investor or any

**	This portion has been redacted pursuant to a confidential treatment request.

TEPCO Acquiror with respect to the grant or exercise of such rights, except for the payments described in ARTICLE III or this ARTICLE IV, as applicable.
ARTICLE V
GUARANTEES
          5.1 TEPCO. On the Agreement Date, TEPCO has executed and to NINA Holdings the TEPCO Initial Guaranty in favor of NINA Holdings, in the form of Exhibit B-1 to the Investment Agreement.
          5.2 NRG. On the Initial Closing Date, NRG will execute and deliver to Investor the NRG Parent Guaranty in favor of Investor, in the form of Exhibit A to the Investment Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Each Party hereby makes the following representations and warranties to the other Parties:
          6.1 Corporate Existence. It is a corporation or limited liability company, as applicable, duly formed, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its formation and has the power and authority to own, operate and lease its properties and carry on its business as presently conducted. It is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary.
          6.2 Authority for Agreement; Enforceability. It has the power and authority to execute, deliver and perform its obligations under this Agreement in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other corporate, limited liability company, shareholder or member proceedings or actions (or their equivalents) are necessary on its part to authorize and consummate this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the Equitable Qualifications.
          6.3 No Conflict. Neither the execution and delivery by it of this Agreement nor the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will (i) violate any provision of its Charter Documents, (ii) conflict with, or result in a breach of any term, covenant, condition or provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a penalty or in the creation or imposition of any Lien (other than the options and rights granted under ARTICLE IV) upon any of its material Assets pursuant to the terms of, or give rise to any right of termination, purchase, cancellation or acceleration under, any material Contract to which it is a party or by which it or any of its material Assets are bound, (iii) conflict with or result in a violation or breach of any term or provision of any Law applicable to it or its material Assets, or (iv) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent or impair in any material respect it from performing its obligations under this Agreement.
          6.4 Approvals for Transaction. No Governmental Approval and no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required in connection with the execution and delivery of this Agreement by it or for or in connection with its consummation of the transactions and performance of the terms and conditions contemplated by this Agreement by it.
          6.5 Litigation and Audits. There is no investigation by any Governmental Entity with respect to it relating to any of the NINA Companies or their respective material Assets, the Project or the Transactions, that is pending or, to its knowledge, threatened, nor has any Governmental Entity indicated in writing to it an intention to conduct the same. There is no Action pending or, to its knowledge, threatened against or involving it (insofar as it relates to the NINA Companies, the Project, or the Transactions), at law or in equity, before any arbitrator or Governmental Entity. There are no Orders outstanding against it with respect to any of the NINA Companies or their respective material Assets, the Project, or the Transactions.
ARTICLE VII
MISCELLANEOUS
          7.1 Expenses. Except as otherwise provided in any other provision herein, all costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection herewith shall be paid by the Party incurring such expenses.
          7.2 Further Assurances. At any time and from time to time, to the extent reasonably requested by the other Party, each Party agrees, subject to the terms and conditions of this Agreement, to take such commercially reasonable actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.
          7.3 Amendments and Supplements. This Agreement may be amended or supplemented only by an instrument in writing signed by each Party.
          7.4 Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
          7.5 Governing Law; Binding Arbitration.

          (a) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law.
          (b) Section 11.4 of the Investment Agreement shall apply mutatis mutandis to this Agreement in the event of any Dispute arising out of or relating to this Agreement or the interpretation hereof or any arrangements relating hereto or contemplated herein or the validity, breach or termination hereof.
          7.6 Notice. Except as expressly set forth to the contrary in this Agreement, all notices, requests, consents, or other communications provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier, mail, electronic mail (with receipt confirmed personally by the recipient (and not by automatic confirmation of receipt)) or facsimile (if followed by courier or mail). A notice, request, consent, or communication given under this Agreement is effective on receipt by the Party to receive it; provided, that a notice, request, consent, or communication given by electronic mail shall be deemed effective upon being sent in the local jurisdiction from which such electronic mail is being sent, subject to confirmation of receipt by the recipient as set forth in the preceding sentence. All notices, requests, consents, or other communications to be sent to a Party must be sent to or made at the addresses, electronic mail address or fax number set forth below, or such other address, electronic mail address or fax number as that Party may specify by notice to each of the other Parties.
          (a) If to TEPCO:
**
          (b) If to Investor:
**
          (c) If to NRG:
**
          (d) If to NINA:
**
          7.7 Entire Agreement. This Agreement, the Investment Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the other Related Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the Letter of Intent but excluding the Confidentiality Agreement, which shall survive until the Initial Closing.

**	This portion has been redacted pursuant to a confidential treatment request.

          7.8 Binding Effect; Effectiveness; Assignability.
          (a) Except as otherwise set forth in Section 7.8(b), this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the Parties (and such Parties’ respective successors and permitted assigns) any rights or remedies hereunder, except for TEPCO Acquiror as described herein.
          (b) The obligations of the Parties under this Agreement shall be conditioned upon, and the rights and obligations of the Parties hereunder shall become effective only upon and after, the occurrence of the Initial Closing Date. In the event that the Investment Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect.
          (c) No Party shall assign any of its rights or delegate any of its obligations under this Agreement to any Person without the prior written consent of the other Party. Any purported assignment of rights or delegation of obligations in contravention of this Section 7.8(c) shall be void ab initio.
          7.9 Validity .. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
          7.10 Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which together shall constitute one and the same agreement. This Agreement may be delivered by facsimile transmission.
          7.11 No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture, joint-employer, or any other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. No Party is or shall act as or be the agent or representative of any other Party.
          7.12 No Consequential or Punitive Damages. Notwithstanding any other provision of this Agreement, no Party shall by way of indemnification for Losses or otherwise be liable to any other Party for any consequential, exemplary, special, incidental or punitive damages under the terms of or due to any breach of this Agreement, including loss of revenue or income, cost of capital, or loss of business reputation or opportunity.
          7.13 Construction of Agreement. This Agreement shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.
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     IN WITNESS WHEREOF, the Parties have caused this Parent Company Agreement to be executed and delivered as of the date first above written.

NRG ENERGY, INC.
By:	/s/ David Crane
	Name:	David Crane
	Title:	President and Chief Executive Officer

NUCLEAR INNOVATION NORTH AMERICA LLC
By:	/s/ Steve Winn
	Name:	Steve Winn
	Title:	President and Chief Executive Officer

TOKYO ELECTRIC POWER COMPANY, INCORPORATED
By:	/s/ Masataka Shimizu
	Name:	Masataka Shimizu
	Title:	President

TEPCO NUCLEAR ENERGY AMERICA LLC
By:	/s/ Toshiro Kudama
	Name:	Toshiro Kudama
	Title:	President